Exhibit 99.1

Contact:
David C. Dreyer
Chief Financial Officer
Christopher Schwartz
Sr. Director, Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE SERVICES, INC. REPORTS FIRST QUARTER RESULTS

SAN DIEGO – (May 9, 2005) – AMN Healthcare Services, Inc. (NYSE: AHS) today reported revenue for the first quarter of 2005 of $156.8 million, compared to $161.3 million for the first quarter of 2004, and $158.3 million for the fourth quarter of 2004. The company generated net income of $4.0 million for the first quarter of 2005, resulting in diluted earnings per share of $0.13. This compares to net income of $4.6 million, or diluted earnings per share of $0.15 for the first quarter of 2004, and net income of $4.5 million, or diluted earnings per share of $0.14 for the fourth quarter of 2004. Revenue declined slightly in the first quarter of 2005 as compared to the fourth quarter of 2004 due mainly to two fewer billing days. The modest year-over-year decline in revenue was reflective of a slight decrease in revenue per traveler per day and one less billing day in the three months ended March 31, 2005.

“We are pleased to report strong first quarter results, which were at the higher end of our guidance range issued last quarter. Most importantly, the average number of travelers on assignment increased by 1% over the fourth quarter of 2004 to 6,350, representing the second consecutive quarter of sequential traveler count growth. Additionally, the first quarter traveler count was flat on a year-over-year basis, reversing a trend of seven consecutive quarters of year-over-year declines and reflecting the continued stabilization and modest growth dynamics of our market environment.” said Susan R. Nowakowski, president and chief executive officer.

Gross profit margin for the first quarter of 2005 was 22.8%, which was higher than the 22.2% reported in the first quarter of 2004, and lower than the 23.3% reported in the fourth quarter of 2004. Gross profit for the first quarter of 2005 was $35.7 million, slightly lower than the first quarter of 2004, and down 3% from $36.9 million reported in the fourth quarter of 2004. The decline in gross profit in the first quarter from the fourth quarter was due to the combined impact of slightly lower revenue due to the two fewer billing days in the quarter and an adjustment of $0.9 million to the workers’ compensation reserve. Absent the adjustment to the workers’ compensation reserve, the gross margin in the first quarter of 2005 would have been comparable to the 23.3% reported in the fourth quarter of 2004.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2005 were $26.2 million, compared to $24.6 million in the first quarter of 2004, and $26.4 million in the fourth quarter of 2004. SG&A expenses in the first quarter of 2005 were relatively stable as compared to the fourth quarter of 2004 and unchanged as a percentage of revenue. The year-over-year increase in SG&A expense was due mainly to normal growth in employee expenses and professional liability insurance costs.

Income from operations was $8.4 million for the first quarter of 2005, compared to $9.5 million for the first quarter of 2004, and $8.9 million for the fourth quarter of 2004. Income from operations margin for the first quarter of 2005 was 5.3%, as compared to 5.9% reported in the first quarter of 2004, and 5.6% reported in the fourth quarter of 2004. The decrease in income from operations margin as compared to the prior quarter reflected the small declines in revenue and gross margin and flat SG&A spending levels. The year-over-year decrease in operating margin was mainly attributable to higher SG&A spending in the first quarter of 2005.

Net interest expense in the first quarter of 2005 was $1.8 million, compared to net interest expense of $2.1 million in the first quarter of 2004, and $1.8 million in the fourth quarter of 2004. The decrease in interest expense from the prior year was reflective of the company’s aggressive debt reduction during the year using strong cash flow generated from operations.

AMN generated $16.9 million in cash flow from operations during the first quarter of 2005 and, as of March 31, 2005, cash and cash equivalents totaled $10.5 million. Total debt outstanding at March 31, 2005 was $92.5 million, which represented a reduction of $9.2 million, or 9% since December 31, 2004, and a reduction of $44.5 million, or 32% since March 31, 2004. Weighted average diluted shares outstanding were 31.5 million during the quarter.

Revenue and Earnings Guidance for Second Quarter 2005

Revenue in the second quarter of 2005 is expected to range from $159 million to $162 million, resulting in diluted earnings per share of approximately $0.13 to $0.15. The average number of travelers on assignment in the second quarter of 2005 is expected to range from 6,375 to 6,475. Management reaffirms full year 2005 guidance previously issued on March 8, 2005, with full year revenue ranging from $654 to $660 million and diluted earnings per share ranging from $0.64 to $0.68.

“The projected rise in second quarter revenue, which is being driven by a strong demand and a growing supply of travelers on assignment, is a positive sign for our business. Recruiting more quality nurses and allied healthcare professionals to help our clients with their critical staffing needs is a priority for us, but we will also continue to focus on controlling SG&A spending levels and paying down debt with our positive operating cash flow,” said Ms. Nowakowski.

Company Summary

AMN Healthcare Services, Inc., a leading healthcare staffing company, is the largest nationwide provider of travel nurse staffing services. The company recruits nurses and allied health professionals nationally and internationally and places them on temporary assignments, of variable lengths, at acute-care hospitals and healthcare facilities throughout the United States.

Conference Call on May 10, 2005

AMN Healthcare Services, Inc.’s first quarter conference call will be held on Tuesday, May 10, 2005 at 11:30 a.m. Eastern Time (8:30 a.m. Pacific Time). A live webcast of the call can be accessed at www.amnhealthcare.com/investors. Dialing (800) 553-5275 in the U.S. or (612) 332-1025 internationally can also access the live conference call. A telephonic replay of the call will also be available through May 24, 2005 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 778761. From time to time, additional information regarding non-GAAP financial measures may be made available on the company’s website at www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates,” “believes,” “estimates,” “projects,” “expects,” “plans,” “intends” and similar expressions. Similarly, statements herein that describe the company’s business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties may include, but are not limited to: the company’s ability to continue to recruit and retain qualified temporary healthcare professionals at reasonable costs; the company’s ability to attract and retain sales and operational personnel; the company’s ability to enter into contracts with hospitals and other healthcare facility clients on terms attractive to the company and to secure orders related to those contracts; the company’s ability to demonstrate the value of its services to its healthcare and facility clients; changes in the timing of hospital and healthcare facility clients’ orders for and the company’s placement of its temporary healthcare professionals; the general level of patient occupancy at the company’s hospital and healthcare facility clients’ facilities; the overall level of demand for services offered by temporary healthcare staffing providers; the ability of the company’s hospital and healthcare facility clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary healthcare professionals; the company’s ability to successfully implement its strategic growth, acquisition and integration strategies; the company’s ability to leverage its cost structure; the performance of the company’s management information and communication systems; the effect of existing or future government legislation and regulation; the company’s ability to grow and operate its business in compliance with legislation and regulation; the impact of medical malpractice and other claims asserted against the company; the disruption or adverse impact to the company’s business as a result of a terrorist attack; the company’s ability to carry out its business strategy; the loss of key officers and management personnel could adversely affect our ability to remain competitive; the effect of recognition by the company of an impairment to goodwill; the effect of control by the company’s existing majority stockholder; and the effect of adjustments by the company to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, it’s Current Reports on Form 8-K and Registration Statement on Form S-3. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. The company does not intend, however, to update the guidance provided today prior to its next earnings release.

Tables Follow:

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Income

(dollars in thousands, except per share and traveler data)

(unaudited)

	Three Months Ended March 31,
	2005	2004	% Chg
Revenue	$156,842	$161,265	(3)%
Cost of revenue	121,125	125,436	(3)%

Gross profit	35,717	35,829	0%

As a percentage of revenue	22.8%	22.2%
Expenses:
Selling, general and administrative	26,246	24,598	7%
As a percentage of revenue	16.7%	15.3%
Non-cash stock-based compensation (1)	40	218	(82)%
Depreciation and amortization	1,079	1,465	(26)%

Total expenses	27,365	26,281	4%

Income from operations	8,352	9,548	(13)%
As a percentage of revenue	5.3%	5.9%
Interest expense, net	1,756	2,134	(18)%

Income before income taxes	6,596	7,414	(11)%
Income tax expense	2,603	2,855	(9)%

Net income	$3,993	$4,559	(12)%

As a percentage of revenue	2.5%	2.8%

Basic and diluted net income per common share:
Basic net income per common share	$0.14	$0.16	(13)%

Diluted net income per common share	$0.13	$0.15	(13)%

Weighted average common shares outstanding - basic	28,376	28,120	1%

Weighted average common shares outstanding - diluted	31,461	31,294	1%

Other Financial and Operating Data:

Average travelers on assignment	6,350	6,349	0%

Revenue per traveler per day	$274.44	$279.12	(2)%

Gross profit per traveler per day	$62.50	$62.01	1%

Adjusted EBITDA (2)	$9,471	$11,231	(16)%

As a percentage of revenue	6.0%	7.0%

(1)	Non-cash stock-based compensation represents compensation expense related to stock option plans to reflect the difference at the completion of the company’s initial public offering between the fair market value and the exercise price of stock options previously issued to the company’s officers.

(2)	Adjusted EBITDA represents net income plus taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Adjusted EBITDA Reconciliation

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2005	2004	% Chg
Net income	$3,993	$4,559	(12)%
Adjustments:
Interest expense, net	1,756	2,134	(18)%
Income tax expense	2,603	2,855	(9)%
Depreciation and amortization	1,079	1,465	(26)%
Non-cash stock-based compensation	40	218	(82)%

Adjusted EBITDA (1)	$9,471	$11,231	(16)%

(1)	Adjusted EBITDA represents net income plus taxes, depreciation and amortization and non-cash stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance and comparing the company’s performance with the performance of competitors. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular non-cash stock-based compensation charges, that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$10,518	$3,908	$6,764
Accounts receivable, net	110,215	108,825	121,968
Other current assets	15,518	14,672	17,448

Total current assets	136,251	127,405	146,180

Fixed assets, net	17,613	17,833	18,541
Goodwill, net	135,449	135,449	135,532
Deferred income taxes	—	508	5,384
Intangible and other assets	5,846	5,765	6,303

Total assets	$295,159	$286,960	$311,940

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$12,848	$13,084	$11,055
Accrued compensation and benefits	41,938	29,970	36,302
Current portion of notes payable	6,855	4,863	13,000
Other current liabilities	1,879	2,234	4,168

Total current liabilities	63,520	50,151	64,525

Notes payable, less current portion	85,652	96,860	124,000
Deferred income taxes, net	686	—	—
Other long-term liabilities	3,502	3,173	2,964

Total liabilities	153,360	150,184	191,489

Stockholders’ equity	141,799	136,776	120,451

Total liabilities and stockholders’ equity	$295,159	$286,960	$311,940

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended
	March 31, 2005	March, 2004

Net cash provided by operating activities	$16,934	$5,683

Net cash used in investing activities	(771)	(1,510)

Net cash used in financing activities	(9,563)	(2,094)

Effect of exchange rate changes on cash	10	(2)

Net increase in cash and cash equivalents	6,610	2,077

Cash and cash equivalents at beginning of period	3,908	4,687

Cash and cash equivalents at end of period	$10,518	$6,764